UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

Tekla Healthcare Investors (HQH)

Tekla Life Sciences Investors (HQL)

Tekla Healthcare Opportunities Fund (THQ)

Tekla World Healthcare Fund (THW)

We want to make you aware that your clients that hold shares in the above-mentioned Funds (the “Funds”) as of the record date of June 16, 2023, have received proxy materials regarding the two Special Meetings of Shareholders, both slated for August 14th, 2023.

The materials include one joint proxy statement with detailed information about the two separate meetings for these Funds. Materials also include two proxy cards per account - one for each meeting that shareholders can sign and return in a postage paid envelope. The materials will also provide instructions on how shareholders can vote by telephone or through the Internet. You can access the materials by visiting www.OkapiVote.com/TeklaSpecial. Shareholders will be asked to vote on the following proposals:

Meeting One

1)                   To approve a new investment advisory agreement between each fund and abrdn Inc.

Meeting Two

1)               To elect four new trustees to each fund’s board

***Additional information regarding these proposals can be found on the next page. ***

Please note that your clients may receive a telephone solicitation in connection with these Special Meetings from Okapi Partners, the Fund’s proxy solicitor. However, we are committed to helping you maintain your client relationships while we carry out our solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.

•	Please ask your clients to vote as soon as possible. Instructions on how they can vote, over the phone, by internet or by mail will be detailed on the proxy card they receive.

•	If you have discretion to vote on behalf of your clients, we can take direction via email from you and get your client’s shares voted quickly and easily, provided they are listed in Okapi’s database. All we would need is an email sent to Tekla@okapipartners.com stating “I am authorized to vote on the listed accounts”, and how you would like those shares voted. For example, “Vote with the Board’s Recommendation for all proposals”. We would just need a spreadsheet with clients’ names and addresses.

•	If you do not have discretion to vote on behalf of your clients, we can also take the same voting directions via email directly from your client (also provided they are listed in Okapi’s database). Please have them e-mail Tekla@okapipartners.com, confirming their name, address and the direction of their vote.

•	If your clients are not in the Okapi database, they can vote via phone, internet, or mail if they have their proxy card. If they do not have their proxy card, Okapi will work with the shareholder to ensure they can vote their shares.

•	If you or your clients have any questions, please call this toll-free number for more information: 1-877-285-5990. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time. The voting process is quick and easy and will require only a couple minutes of their time.

Additional Information Regarding the Proposals:

MEETING #1 - To approve a new investment advisory agreement between each fund and abrdn Inc.

•	Tekla currently serves as the investment adviser to the Funds. On June 20, 2023, Tekla entered into a purchase agreement with abrdn Inc. pursuant to which Tekla has agreed to sell certain assets to abrdn Inc. relating to Tekla's advisory business for the Funds.

•	These Advisory Agreements will offer the opportunity to be part of a large and broad closed-end fund platform from a global and independent organization with a focus on continuing and expanding its asset management business in general and its U.S. registered closed-end fund business in particular.

•	abrdn Inc. will replace Tekla as the Funds’ investment adviser, although it will do so employing the current Tekla investment team as abrdn Inc. employees. The Funds’ current investment team will continue to manage the Funds after completion of the Asset Transfer.

•	The Funds’ investment objectives and fundamental and non-fundamental policies will not change as a result of the New Advisory Agreements.

•	The terms of the New Advisory Agreements are materially identical to the terms of the current investment advisory agreements between Tekla and the Funds (the “Tekla Advisory Agreements”), and the New Advisory Agreements will have the same advisory fee structures as are currently in effect, which will result in identical advisory fee rates. As a result, the advisory fees that shareholders pay will not increase as a result of the Asset Transfer.

•	The Funds’ Operating Expenses (as defined below) are expected to decrease following the Asset Transfer. In addition, at a minimum, abrdn Inc. has contractually agreed to limit, for a period of two years following completion of the Asset Transfer, the Operating Expenses of each Fund to an amount that is at least 0.02% less than the Operating Expenses of the Fund, as reported as a percentage of average net assets in the Fund’s annual report for the fiscal year ended September 30, 2022.

Fund	2022 Operating Expenses as a % of Net Assets	Operating Expense Limit
HQH	1.19%	1.17%
HQL	1.38%	1.36%
THQ	1.46%	1.44%
THW	1.53%	1.51%

MEETING #2 - To elect four new trustees to each Fund’s Board

•	The New Trustee nominees are Rose DiMartino, C. William Maher, Todd Reit and Stephen Bird. Each of the New Trustees nominated already serves on boards of funds for which abrdn Inc. or its affiliates provide advisory services, and as such, these nominees have developed a certain level of familiarity with the investment philosophy, capabilities, personnel and ethics of abrdn Inc. and its affiliates. Each of the New Trustees, except Stephen Bird, would serve as an Independent Trustee of the Funds.

•	The current Boards also noted that it is expected that two of the existing Trustees, Jeffrey A. Bailey and Kathleen L. Goetz, would continue to serve as Trustees of the Funds after the completion of the Asset Transfer. The current Boards believe that having a mix of existing and new trustees who are familiar with Tekla’s and abrdn Inc.’s respective investment philosophies and operations is important and will result in a more efficient transition.

•	The current Boards believe that each New Trustee’s experience, qualifications, attributes and skills on an individual basis and in combination with those of other continuing and New Trustees lead to the conclusion that each New Trustee should serve in such capacity.